Exhibit 99.1

Contact:	Jason B. Cagle

Senior Vice President and Chief Financial Officer

(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES FIRST QUARTER 2013 RESULTS

Dallas, Texas (May 14, 2013) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the first quarter ended March 31, 2013.

First Quarter Financial Results

For the quarter ended March 31, 2013, consolidated net revenues increased 13% to $145.1 million compared with $128.2 million in the prior year period. Operating income for the first quarter was $58.2 million as compared with $58.1 million for the prior year period. EBITDA less noncontrolling interests increased 4% to $47.8 million versus $45.8 million in the prior year quarter. The operating results for the first quarter were driven by acquisition-related revenue growth, offset by a decrease in same-facility revenue, primarily due to a 3% decrease in same facility volume.

Cash flows from operating activities for the first quarter totaled $38.6 million compared with $50.8 million for the prior year period, due primarily to additional interest expense arising from our April 2012 refinancing. During the first quarter, the Company and its consolidated subsidiaries invested approximately $3.2 million in maintenance capital expenditures and an additional $5.6 million to develop new facilities and expand or invest in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At March 31, 2013, 150 of the 214 facilities the Company operated were not consolidated.

For the first quarter, the systemwide revenues of the facilities operated by the Company increased 5% on a year-over-year basis, driven by acquisitions. On a same-store basis, systemwide net revenue decreased 1.6%.

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United Surgical Partners Announces First Quarter 2013 Results

May 14, 2013

Development Activity

During the quarter, the Company opened one de novo facility. The Company expects to add 12 to 15 facilities in 2013.

Reclassification of Prior Year Earnings Due to Spin-Out of the Company’s United Kingdom Subsidiary

During the second quarter of 2012, the Company spun-off its U.K. subsidiary. As a result, the Company no longer has any ownership in the U.K. subsidiary, which was renamed European Surgical Partners, Ltd., and has classified its prior earnings as discontinued operations.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We believe that uncertainty regarding the economy and employment, together with continued changes in insurance plan design in some markets, impacted first quarter volumes and results. We remain comfortable with our long-term strategy and have put plans in place that we believe position us well for the remainder of the year.”

The live broadcast of USPI’s first quarter conference call will begin at 10:00 a.m. Eastern Time on May 15, 2013. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 215 facilities, of which 149 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces First Quarter 2013 Results

May 14, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended March 31,
	2013	2012
Revenues	$145,108	$128,195
Equity in earnings of unconsolidated affiliates	19,325	20,437
Operating expenses:
Salaries, benefits and other employee costs	39,013	33,299
Medical services and supplies	22,836	18,698
Other operating expenses	24,591	20,192
General and administrative expenses	9,904	10,599
Provision for doubtful accounts	3,044	2,346
Net gain on deconsolidations, disposals and impairments	(101)	(299)
Depreciation and amortization	6,903	5,686

Total operating expenses	106,190	90,521

Operating income	58,243	58,111
Interest expense, net	(28,560)	(15,076)
Other, net	—	56

Income from continuing operations before income taxes	29,683	43,091
Income tax expense	(4,857)	(10,122)

Income from continuing operations	24,826	32,969
Discontinued operations, net of tax	—	3,435

Net income	24,826	36,404
Less: Net income attributable to noncontrolling interests	(17,240)	(17,680)

Net income attributable to USPI’s common stockholder	$7,586	$18,724

Supplemental Data:
Facilities operated at period end	214	209

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United Surgical Partners Announces First Quarter 2013 Results

May 14, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$47,419	$51,203
Available for sale securities	10,855	10,741
Accounts receivable, net of allowance for doubtful accounts of $10,988 and $9,904, respectively	46,093	50,108
Other receivables	27,312	14,611
Inventories of supplies	8,604	8,017
Deferred tax assets, net	20,657	20,687
Other	19,367	16,607

Total current assets	180,307	171,974
Property and equipment, net	130,460	126,526
Investments in unconsolidated affiliates	467,972	484,079
Goodwill and intangible assets, net	1,566,970	1,555,108
Other	23,443	23,062

Total assets	$2,369,152	$2,360,749

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,670	$14,981
Accrued expenses and other	234,449	241,512
Current portion of long-term debt	17,602	17,913

Total current liabilities	267,721	274,406
Long-term debt	1,457,855	1,461,621
Other liabilities	207,136	199,336

Total liabilities	1,932,712	1,935,363
Noncontrolling interests—redeemable	155,848	153,399
USPI stockholder’s equity	238,274	233,715
Noncontrolling interests—nonredeemable	42,318	38,272

Total equity	280,592	271,987

Total liabilities and equity	$2,369,152	$2,360,749

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United Surgical Partners Announces First Quarter 2013 Results

May 14, 2013

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended March 31,
	2013	2012	% Change
Systemwide same-facility statistics(1) (2):
Facility cases(3)	225,434	232,613	(3.1)%
Net revenue/case	$2,284	$2,249	1.5%
Net revenue	$514,819	$523,200	(1.6)%
Facility operating income margin(4)	23.4%	25.9%	(250	) bps
Other:
Total consolidated facilities	64	59
EBITDA less noncontrolling interests(5)
GAAP operating income	$58,243	$58,111	0.2%
Depreciation and amortization	6,903	5,686
Net gain on deconsolidations, disposals and impairments	(101)	(299)

EBITDA	65,045	63,498
Net income attributable to noncontrolling interests	(17,240)	(17,680)

EBITDA less noncontrolling interests	$47,805	$45,818	4.3%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	The first quarter of 2013 had one less surgical day than the first quarter of 2012.
(4)	Calculated as operating income divided by net revenue.
(5)

EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net gain on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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